Exhibit 99.1

RegeneRx Announces Financing Transaction and Cost Reduction Program

BETHESDA, MARYLAND, APRIL 13, 2009 – REGENERX BIOPHARMACEUTICALS, INC. (NYSE Amex:RGN) announced today that it has entered into an agreement (the “Purchase Agreement”) with an affiliate of the Company’s largest stockholder, Sigma-Tau Group, with respect to the sale of 1,052,631 shares of the Company’s common stock at a price per share of $0.57 (the “Shares”), for gross proceeds of $600,000 (the “Offering”). The Offering is subject to customary closing conditions and the Company expects to complete the transaction later this week. In connection with the Offering, the Company has agreed to issue to the purchaser warrants to purchase an additional 263,158 shares of its common stock at an exercise price of $0.91 per share (the “Warrants”). There were no discounts or brokerage fees associated with the Offering.

RegeneRx also announced that it has implemented a cost reduction program, including a 35% reduction in salaries of substantially all executives and staff. In return, the employees participating in the salary reduction have received, in the aggregate, options to purchase 698,138 shares of RegeneRx common stock at a price of $0.57 per share, one-third of which vest at the end of each remaining calendar quarter during 2009. The Company’s board of directors also approved a 35% reduction in compensation of non-employee directors. In return, the Company’s non-employee directors have received, in the aggregate, options to purchase 64,157 shares of RegeneRx Common Stock at a price of $0.57 per share, which also vest at the end of each remaining calendar quarter during 2009. The Company expects to incur a non-cash compensation expense in the aggregate of approximately $89,000 in each of the final three calendar quarters of 2009, as a result of these option grants.

“I am pleased our employees agreed to reduce their salaries and that one of our affiliate stockholders is willing to make an investment of its capital during this difficult economic period, as well as our non-employee directors’ decision to similarly reduce their cash compensation. We have a strong team and it is during times like these that their commitment is especially recognized. Our cost cutting measures, along with our existing capital and proceeds from the Offering, should be sufficient to allow us to continue our current operations into early 2010. We are, therefore, continuing our ongoing Phase II clinical trial of RGN-137 in patients with Epidermolysis Bullosa (EB), pursuing strategic partnering and financing opportunities, and further development of commercial opportunities in the cosmeceutical industry, which we hope will help us generate revenues in 2010,” stated J.J. Finkelstein, RegeneRx’s president and CEO.

About RegeneRx Biopharmaceuticals, Inc.
RegeneRx is focused on the discovery and development of novel peptides to accelerate tissue and organ repair. Currently, RegeneRx is developing three product candidates, RGN-137, RGN-259 and RGN-352 for dermal, ophthalmic, and cardiovascular tissue repair, respectively. RegeneRx is also developing RGN-457 for use in pulmonary indications such as cystic fibrosis. These product candidates are based on Tβ4, a synthetic copy of a 43-amino acid, naturally occurring peptide, in part, under an exclusive world-wide license from the National Institutes of Health. RegeneRx holds over 60 world-wide patents and patent applications related to novel peptides.

RegeneRx Technology Background
Tβ4 is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class multi-faceted molecule that promotes endothelial cell differentiation, angiogenesis in dermal tissues, keratinocyte migration, collagen deposition, and down-regulates inflammation. RegeneRx has identified several molecular variations of Tβ4 that may affect the aging of skin, among other properties, and could be important candidates as active ingredients in pharmaceutical and consumer products. Researchers at the National Institutes of Health, and at other academic institutions in the U.S., have published scientific articles indicating Tβ4’s in vitro and in vivo efficacy in accelerating wound healing and tissue protection under a variety of conditions. Abstracts of scientific papers related to Tβ4’s mechanisms of action may be viewed at RegeneRx’s web page: www.regenerx.com.

Forward-Looking Statements
This press release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Examples of such forward-looking statements include statements concerning the completion of the Offering, the sufficiency of the Offering proceeds and existing capital resources to allow the Company to operate into early 2010, the amount of the non-cash compensation expense to be incurred as a result of the option grants described herein, any future strategic partnering development and financing efforts, the development of novel compounds for the cosmeceutical industry and the prospects of generating revenues in 2010 from such development, the results of future trials involving Tβ4, and the therapeutic potential of Tβ4 for dermal, ophthalmic and cardiovascular wounds or pulmonary indications, or its use in other pharmaceutical or consumer products. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the approval of the listing of the shares in the Offering by the NYSE Amex stock exchange, uncertainties associated with costs of the Company’s future operations, including costs of outside service providers and consultants, the risks associated with RegeneRx’s need for additional financing to meet capital requirements necessary for the further development and commercialization activities relating to RegeneRx’s product candidates, the final determination of the value of the stock option awards under the Black-Scholes option pricing model and the potential acceleration or termination of vesting of the options, under certain circumstances in accordance with the terms of the options, the risk that RegeneRx’s product candidates may not demonstrate safety and/or efficacy in its ongoing or future clinical trials and other development efforts, including its trials and/or other development efforts related to RGN-137, RGN-259, RGN-352 and RGN-457, the risk that RegeneRx or its collaborators will not obtain approval to market RegeneRx’s product candidates in the U.S. or abroad, the risks associated with protecting RegeneRx’s intellectual property, or that RegeneRx will not be able to obtain patent protection, or that its issued patents will be infringed, and such other risks described in RegeneRx’s quarterly report on Form 10-Q for the period ended September 30, 2008, and other filings RegeneRx makes with the SEC. Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. RegeneRx undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:	J.J. Finkelstein President & CEO 301.280.1992